Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INHIBIKASE THERAPEUTICS, INC.

Inhibikase Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

First: Article IX of the Certificate of Incorporation of the Corporation is hereby amended and replaced in its entirety to read as follows:

“Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, an officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article IX, “officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

Section 3. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

Section 4. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 5. Neither any amendment nor repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer, on June 26, 2026.

INHIBIKASE THERAPEUTICS, INC.

By:	/s/ Mark Iwicki
Name: Mark Iwicki
Title: Chief Executive Officer